Exhibit 1.2


(Translation from Finnish into English)


THE NATIONAL BOARD OF PATENTS                                             Page 1
AND REGISTRATION                                                      02.03.2001
Trade Register System                                           Reg. No. 789.544







                             ARTICLES OF ASSOCIATION




Register number:                  789.544

Company:                          Dynea International Oy

Handling office:                  Trade Register
                                  Arkadiankatu 6 A
                                  00100 Helsinki
                                  Telephone: 09 - 6939 500

Contents of the copy:
Articles of Association as of 2 March 2001
Period of validity: 02.03.2001 -



(Seal of The National Board of Patents and Registration)




The Law on the Right of Foreigners and Certain Collective Bodies to own and possess real property and shares was repealed on 1 January 1993. Any provisions in Articles of Association and in By-laws based on this Law as well as ipso jure notes are invalid.

The information was printed out mechanically from the Trade register system. When printed out on paper of The National Board of Patents and Registration the document is an original even if lacking a signature.

                                                         Register number 789.544
                                                                          Page 1



ARTICLES OF ASSOCIATION of Dynea International Oy


Section 1 The company's business name is Dynea International Oy and its domicile is Helsinki.

Section 2 The company's branch of industry is chemical industry, technical design, manufacture and sales, providing services related to financial administration and financing to group companies as well as other related business operations. The company may own securities and real estate.

Section 3 The company's minimum capital is 185,000,000.00 euros and its maximum capital is 740,000,000.00 euros, within which limits the share capital may be increased or reduced without any amendment to the company's Articles of Association.

The par value of each share is 100.00 euros.

Section 4 The company's Board of Directors has no less than three (3) and no more then nine (9) members.

The Board of Directors is elected by the General Meeting of Shareholders for a term of office expiring at the end of the next Annual General Meeting of Shareholders.

A member of the Board of Directors may resign or he may be dismissed from his position during his term of office. The Board of Directors must be notified of any premature resignation. The notification of resignation must be dated and signed.

Section 5 The company shall have a Managing Director. The company's Board of Directors decides on the appointment and dismissal of the Managing Director.

Section 6 A member of the Board of Directors and the Managing Director sign for the company together, or two members of the Board of Directors sign for the company together, as does the person or as do the persons authorised by the Board of Directors for the purpose.

The Board of Directors may authorise one or more persons to sign for the company by proxy.

Section 7 The shareholders exercise their right of decision in company affairs at the General Meeting of Shareholders.

The Annual General Meeting of Shareholders is to be held each year within six
(6) months of the end of the accounting period. An Extraordinary General Meeting of Shareholders is to be held when the Board of Directors finds it appropriate or whenever the law requires that such a meeting be held.

The General Meeting of Shareholders is convened by the Board of Directors, which determines the place and time for the meeting.

The notice convening a General Meeting of Shareholders is to be delivered to each shareholder entered in the share register and in the list of shareholders to the address stated for these by the shareholder, either by mail as a registered letter or in some other verifiable way in writing, no more than four
(4) weeks and no less than one (1) week before the General Meeting of Shareholders. The notice shall state the time and place of the meeting as well as the issues on the agenda. If an issue concerns an amendment to the Articles of Association, the main contents of the amendment shall be stated in the notice convening the meeting.

Other notifications to the company's shareholders are to be delivered no less than one (1) week before the fixed date in the same manner as concerning the notice convening a General Meeting of Shareholders.

Section 8 At the Annual General Meeting of Shareholders, the following are dealt with:

- the financial statements containing the annual report, the profit and loss account, the balance sheet and the auditor's report on the company's accounts and administration during the last finished accounting period;

- the explanation by the Board of Directors concerning any remarks made by the auditors.

The following decisions are then taken:

- on confirmation of the profit and loss account and the balance sheet,

- on formal approval of the actions of the members on the Board of Directors and of the Managing Director or, if formal approval is not granted, on which steps are justified by the actions of the Board of Directors and the Managing Director,

- on measures justified by the profit or loss shown by the confirmed balance sheet, and on the time for and manner of distribution of a dividend, if any,

- on emoluments for the members of the Board of Directors and remuneration for the auditors,

- on the number of directors on the Board of Directors and on the number of auditors.

The following are then elected:

- the directors on the Board of Directors, and

- the company's auditors, taking into account the provisions in Section 9 of these Articles of Association.

The meeting then deals with any other issues mentioned in the notice convening the meeting.

Section 9 To audit the company's accounts and administration the General Meeting of Shareholders shall elect one (1) auditing corporation or one (1) auditor and one (1) deputy auditor. The auditing corporation or the auditor and his deputy auditor must be an auditing corporation or an auditor approved by the Central Chamber of Commerce or by the Chamber of Commerce.

The auditor's assignment includes the accounts and administration of that accounting period, in which he was elected, and it expires at the end of the following Annual General Meeting of Shareholders.

Section 10 The company's accounts are closed annually on the 31st day of December, and for the first time on 31 December 2000.

The financial statements must be given to the auditors for the annual audit no less than one (1) month before the Annual General Meeting of Shareholders. The audit is to be performed and the auditor's report given to the Board of Directors no less than two (2) weeks before the Annual General Meeting of Shareholders.

Section 11 Unless otherwise provided in these Articles of Association, the provisions of the Companies Act valid at each time shall be observed.

(Seal of The National Board of Patents and Registration)


                                   I certify the above to be a true and correct translation of the original document. Helsinki, 19 March 2001


                                   Authorised translator (Act 1148/88)

                             DYNEA INTERNATIONAL OY



         Reference is made to Exhibit 1.2 of Dynea International Oy's filing on Form 20-F with the United States Securities and Exchange Commission. I hereby represent that the translation of the articles of association for Dynea International Oy that is filed as Exhibit 1.2 to Dynea International Oy's annual report on Form 20-F for the year ended December 31, 2001 is a fair and accurate translation of the Dynea's International Oy's articles of association as written in Finnish.



                                         /s/ Filip Frankenhaeuser
                                         ------------------------------------
                                         Name: Filip Frankenhaeuser
                                         Title: Executive Vice President and
                                                Chief Financial Officer

Date: April 30, 2002